Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333- 000000) pertaining to the Duff & Phelps Corporation 2007 Omnibus Stock Incentive Plan of our report dated January 28, 2005, except for the 2004 income tax disclosures in Note 10 as to which the date is April 18, 2007, to the consolidated financial statements of Duff & Phelps Acquisitions, LLC and Subsidiaries appearing in the Registration Statement on Form S-1 (File No. 333-143205, effective September 27, 2007) filed with the U.S. Securities and Exchange Commission.

/s/ Grant Thornton LLP

Chicago, Illinois
December 17, 2007